UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2010

UNITED NATURAL FOODS, INC.
(Exact Name of Registrant as Specified in Charter)
Delaware	000-21531	05-0376157
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
313 Iron Horse Way, Providence, RI 02908
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:   (401) 528-8634

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

United Natural Foods, Inc., a Delaware corporation (the “Company”) previously disclosed that the Company, along with its wholly owned subsidiary, UNFI Canada, Inc., a Canadian corporation (“UNFI Canada”),  entered into an Asset Purchase Agreement (the “Agreement”) with SunOpta Inc., a Canadian corporation (“SunOpta”), and its wholly owned subsidiary, Drive Organics Corp., a corporation existing under the laws of the Province of British Columbia (“Drive Organics”), pursuant to which UNFI Canada agreed to purchase substantially all of the assets of the Canadian food distribution business of SunOpta’s Distribution Group, together with substantially all of the assets of Drive Organics, but excluding SunOpta’s Natural Health Products Business (as defined in the Agreement).

The Agreement originally provided that any party to the Agreement could terminate the Agreement if the closing of the transactions contemplated thereby had not been consummated by June 5, 2010 (the “Drop Dead Date”). On June 4, 2010, the Company, UNFI Canada, SunOpta and Drive Organics entered into an amendment (the “Amendment”) to the Agreement extending the Drop Dead Date to June 19, 2010.  Other than the extension of the Drop Dead Date, there were no other changes to the Agreement as a result of the Amendment.

The foregoing represents a summary of the Amendment and does not purport to include all of the terms of the Amendment.  The summary of the amendment is subject to, and qualified in its entirety by, the full text of the Amendment, which is attached as Exhibit 2.1 to this Current Report on Form 8-K, and the full text of the Agreement, which was attached as Exhibit 2.1 to the Current Report on Form 8-K filed by the Company on May 11, 2010, each of which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

2.1	Amendment No. 1 to Asset Purchase Agreement by and among United Natural Foods, Inc., UNFI Canada, Inc., Drive Organics Corp. and SunOpta Inc. dated as of June 4, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED NATURAL FOODS, INC.

By:	/s/ Mark E. Shamber
Name:	Mark E. Shamber
Title:	Senior Vice President, Chief Financial
Officer and Treasurer

Date:     June 10, 2010

EXHIBIT INDEX

Exhibit No.	Description

2.1	Amendment No. 1 to Asset Purchase Agreement by and among United Natural Foods, Inc., UNFI Canada, Inc., Drive Organics Corp. and SunOpta Inc. dated as of June 4, 2010.